                                             EXHIBIT 10.71

                                THIS PAGE LEFT BLANK INTENTIONALLY

                   SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (the "Agreement"), dated as of
June 20, 2000, is made and entered by and between Harman International Industries, Incorporated ("Harman" or, including any successor thereto, the "Company"), a Delaware corporation, and [Name of Executive] (the "Executive").

     WHEREAS, the Executive is a senior executive of Harman, and has made, and is expected to continue to make, major contributions to the Company's short and long-term profitability, growth and financial strength;

     WHEREAS, Harman recognizes that: (a) top-quality executives may seek more secure career opportunities if a Change in Control, as defined below, occurs in the future; and (b) the Company may encounter difficulties in recruiting qualified senior executives unless it offers an employment security arrangement, applicable in Change in Control situations;

     WHEREAS, Harman desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

     WHEREAS, Harman wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and WHEREAS, Harman desires to provide additional inducement for the Executive to continue to remain in the Company's employ.

     NOW, THEREFORE, Harman and the Executive agree as follows:

     1. Certain Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

     (a) "Base Pay" means the Executive's annual base salary rate as in effect from time to time;

     (b)   "Board" means Harman's Board of Directors;

     (c)  "Cause" means that, prior to any termination pursuant to
Section 3(b), the Executive shall have:

     (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

     (ii) committed intentional wrongful damage to property of Harman or any Harman subsidiary;

     (iii) committed intentional wrongful disclosure of secret processes or confidential information of Harman or any Subsidiary; or

     (iv)  committed intentional wrongful engagement in any Competitive
Activity;

and any such act shall have been demonstrably and materially harmful to Harman. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of Harman. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Committee then in office at a meeting of the Committee called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Committee, finding that, in the good faith opinion of the Committee, the Executive had committed an act constituting "Cause" as defined in this Agreement and specifying the particulars thereof in detail. Nothing in this Agreement will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination;

     (d) "Change in Control" means the occurrence during the Term of any of the following events:

                                                2

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a
"Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company;
provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii), below), (B) any acquisition by the Company or a Subsidiary of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below; or

     (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent
Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (   consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than

                                                3

50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and
(C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of
Section 1(d)(iii).

     (e) "Committee" means the Compensation and Option Committee of the Board or such similar committee of the Board comprised of non-officer directors and responsible for executive compensation matters of the Company generally;

      (f) "Competitive Activity" means the Executive's participation, without the Company's written consent, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or a Subsidiary and the enterprise's sales of any product or service competitive with any product or service of the Company or a Subsidiary amounted to 10% of the enterprise's net sales for its most recently completed fiscal year and if the Company's or a Subsidiary's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise;

     (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all

                                                4
employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control;

     (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time;

     (i) "Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto;

     (j) "Retirement Plans" means the retirement income, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans providing retirement perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control;

     (k) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive's death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days before the anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

     (l) "Subsidiary" means an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the outstanding Voting Stock;

                                                5
                                                                      239

     (m) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2001, or (ii) the expiration of the Severance Period. However, commencing on January 1, 2001 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended. Furthermore, subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section, the Executive shall not be deemed to have ceased to be an officer of the Company and any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries;

     (n) "Termination Date" means the date on which the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)); and

     (o) "Voting Stock" means securities entitled to vote generally in the election of directors.

     2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. If a Change in Control occurs at any time during the Term, this Agreement shall become operative immediately, including without limitation, the last sentence of
Section 9 notwithstanding that the Term may have since expired.

     3. Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

     (i)  The Executive's death;

     (ii) The Executive becoming permanently disabled within the meaning of, and begins actually receiving

                                                6
disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

     (iii)   Cause.

If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.

     (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

     (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

     (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

     (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties to

                                                7
this Agreement, provided that the determination has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

     (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

     (v) The Company relocates its principal executive offices (if such offices are the principal location of Executive's work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 50 miles from the principal executive office's location immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

     (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

                                                8

     (c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing Employee
Benefits, which rights shall be governed by the terms thereof.

     4. Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive's employment during the Severance Period other than pursuant to
Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(b), the Company will pay to the Executive the amounts described in Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described on Annex A for the periods described therein.

     (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in The Wall Street
Journal , plus 2%.  Such interest will be payable as it accrues on demand.
Any change in such prime rate will be effective on and as of the date of such change.

     (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5, 7, 8 and the last sentence of Section 9 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

5. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding but subject to Section 5(h), in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock

                                                9
appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive, and the Company shall be required to pay, an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes
(including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise
Tax imposed upon the Payment.

     (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the

                                                10
uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made
(an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

     (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

     (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

     (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations

                                                11
contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of Executive's payment thereof.

     (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up
Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

     (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the

                                                12

Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section
5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

                                                13

     (h)  (i)  The Company's obligation to make Gross-Up Payments under
Section 5(a) will be subject to the limitation set forth in this Section 5(h).

     (ii)  The limitation in this Section 5(h) will apply only if:

     (A) The sum of all of the obligations of the Company under Sections 4 and 5 of this Agreement and under the provisions that correspond to Sections 4 and 5 of each other agreement with the Company that includes a provision that corresponds to this Section 5(h), determined as of the date that a payment is due to be made under Section 5(a), would, but for this
Section 5(h) and the provisions in such other agreements that correspond to Section 5(h), exceed

     (B) 2% multiplied by the Market Capitalization of the Company (as defined below).

     (iii) For purposes of this Agreement, the "Market Capitalization of the Company"

     (A) will be determined as of the first date on which occurs a change in ownership or control of the Company, as determined for purposes of
Section 280G of the Code (the "Section 280G Change Date"), and

     (B) will be equal to the product obtained by multiplying (I) the number of shares of common stock of the Company issued and outstanding on the trading day immediately preceding the Section 280G Change Date, by
(II) the closing sale price per common share of the Company as reported on the trading day immediately preceding the Section 280G Change Date on the principal exchange on which such common shares were then trading.

     (iv) If the limitation imposed by Section 5(h) is applicable, the obligation of the Company to make Gross-Up Payments under
Section 5(a) will be reduced by the excess of the amount determined under
Section 5(h)(ii)(A) over the amount determined under Section 5(h)(ii)(B).

     (v) If the limitation imposed by this Section 5(h) would be applicable to the Executive and a provision corresponding to Section 5(h) would be applicable to one or more

                                                14
other employees of the Company at approximately the same time, the obligation of the Company to the Executive under Section 5(a) and the corresponding obligations of the Company to such other employees of the Company will all be reduced. Such reductions will be determined in proportion to the obligation of the Company to the Executive under
Section 5(a) and the corresponding obligations of the Company to such other employees of the Company, determined in each case without regard to Section 5(h) and the provisions that correspond to Section 5(h). The aggregate amount of such reductions will be equal to the excess determined under Section 5(h)(iv).

     (vi) If a payment has been made to the Executive under Section 5(a) and it is subsequently determined that the limitation imposed by
Section 5(h) has become applicable to the Executive or should be adjusted (because, for example, the Company subsequently became obligated to make payments to another employee of the Company under a provision that corresponds to Section 5(a) or because the Company subsequently became obligated to make additional payments to the Executive under
Section 5(a)), Section 5(h)(v) (and the provisions that correspond to
Section 5(h)(v) in the agreements applicable to other employees) will be applied to the Executive and to such other employees as if the payments due under Section 5(a) and the other provisions that correspond to
Section 5(a) had all been due to be paid at approximately the same time. The Executive will be required to repay to the Company without interest any excess amount determined to have been previously paid to the Executive under Section 5(a).

     (vii) All determinations under this Section 5(h) will be made by the Company's independent auditor as in effect immediately prior to the
Section 280G Change Date. The determinations of such independent auditor will be final and binding on the Company, the Executive and any other employee subject to a limitation corresponding to this Section 5(h).

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for

                                                15
mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive under this agreement or otherwise, except as expressly provided in the last sentence of Paragraph 2 set forth on Annex A.

7. Legal Fees and Expenses. (a) The Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because such costs substantially would detract from the Executive's benefits under this Agreement. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing. However, if the Executive brings an action in bad faith, or with no colorable claim of success, the Company shall not pay for any of Executive's attorneys' fees or related expenses.

                                                16

     (b)  Without limiting the obligations of the Company under Section
7(a) of this Agreement, in the event a Change in Control occurs, the performance of the Company's obligations under this Section 7 shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party, which amounts deposited shall in the aggregate be not less than $1,000,000, providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 7(a) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

8. Competitive Activity; Confidentiality; Nonsolicitation. (a) During the Term and for a period ending one year following the Termination
Date, if the Executive shall have received or shall be receiving benefits under Section 4, and, if applicable, Section 5, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

     (b) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company.
For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive's breach of this Section 8(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of

                                                17
the preceding two sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 8(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company,
(ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     (c) The Executive hereby covenants and agrees that during the Term and for one years thereafter Executive will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

     (d) Executive and the Company agree that the covenants contained in this Section 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary

                                                18
that occurs (i) not more than 180 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control, shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this
Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                                                19

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14. Consent to Jurisdiction. Any disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement may be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, proceeding or other legal action arising out of or relating to this Agreement.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party to this Agreement at any time of any

                                                20
breach by the other contracting party or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.














                                                21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED

By:  /s/ Stanley Weiss
       -------------------------
       Name:  Stanley Weiss
       Title:  Chairman - Compensation and
                 Option Committee



           /s/ [Name of Executive]
         ------------------------
         [Name of Executive]



                                                22

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED



By:  /s/ Shirley M. Hufstedler
        --------------------------------
        Name:  Shirley M. Hufstedler
        Title:    Member - Compensation and
                    Option Committee

         --------------------------------
             [Name of Executive]

                                                23

Annex A
Severance Compensation

(1)  (i) A lump sum payment in an amount equal to three times the sum of
(A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than the highest aggregate Incentive Pay earned in any of the three fiscal years immediately preceding the year in which the Change in Control occurred).

(2)  For a period of twenty-four months following the Termination Date
(the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)). If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 2 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company's medical, dental and other group health plans, or successor plans, the Executive's "qualifying event" shall be the termination of the Continuation Period and the Executive shall be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits

                                               A-1
otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. The welfare benefits are imputed value life insurance over $50,000 (Does not include death benefit paid pursuant to the SERP) and health insurance premiums.

(3) Outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 20% of the Executive's Base Pay.




                                               A-2

                                THIS PAGE LEFT BLANK INTENTIONALLY